BlackRock Municipal Bond Fund, Inc.: BlackRock National Municipal Fund

File No. 811-02688

Item No. 77M (Mergers) -- Attachment

During the fiscal annual period ended December 31, 2011, BlackRock National Municipal Fund (the “National Municipal Fund”), a series of BlackRock Municipal Bond Fund, Inc. (the “Registrant”), File No. 811-02688, acquired substantially all of the assets and certain stated liabilities of each BlackRock Municipal Bond Fund (the “Municipal Bond Fund”), a series of the Registrant, and BlackRock  BlackRock AMT-Free Municipal Bond Portfolio, a series of BlackRock Funds II, File No. 811-22061 (the “AMT-Free Municipal Bond Portfolio” and together with the Municipal Bond Fund, the “Target Funds” and each, a “Target Fund”), each also a series of the Registrant (the “Reorganization”).

The Board of Trustees of the Registrant unanimously approved each Reorganization.  As provided in each Agreement and Plan of Reorganization (“Reorganization Agreement”), each Target Fund transferred all of its assets to the National Municipal Fund in exchange for the assumption by the National Municipal Fund of certain stated liabilities of the Target Fund and shares of the National Municipal Fund, the shares of which were distributed by the Target Fund to the holders of its shares.

On April 1, 2011, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File No. 333-173241) (the “N-14 Registration Statement”).  The N-14 Registration Statement contained the Combined Prospectus/Information Statement informing the shareholders of the Municipal Bond Fund and AMT-Free Municipal Bond Portfolio of each Reorganization.  A filing on Form 497 relating to the N-14 Registration Statement was filed on May 17, 2011.  The N-14 Registration Statement as filed was declared effective by the Commission on May 1, 2011.

On July 18, 2011 (the “Reorganization Date”), pursuant to the Reorganization Agreement, Municipal Bond Fund transferred assets valued at $700,874,018 to the National Municipal Fund and holders of the Municipal Bond Fund’s Institutional Shares, Investor A Shares, Investor B Shares,  Investor C Shares and Investor C1 Shares received in exchange 44,029,074 BlackRock Shares, 17,039,043 Investor A Shares, 1,097,0947 Investor B Shares, 4,358,031 Investor C Shares and 2,798,212 Investor C1 Shares, respectively, of the National Municipal Fund. Such shares were then distributed to the shareholders of Municipal Bond Fund on that date.

On the Reorganization Date, pursuant to the Reorganization Agreement, the AMT-Free Municipal Bond Portfolio transferred assets valued at $468,651,298 to the National Municipal Fund and holders of the AMT-Free Municipal Bond Portfolio’s BlackRock Shares, Institutional Shares, Service Shares, Investor A Shares, Investor B Shares and Investor C Shares received in exchange 33,622 BlackRock Shares, 38,526,093 Institutional Shares, 841,541 Service Shares, 4,579,199 Investor A Shares, 69,111 Investor B1 Shares and 2,307,268 Investor C Shares, respectively, of the National Municipal Fund. Such shares were then distributed to the shareholders of AMT-Free Municipal Bond Portfolio on that date.